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                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated October 18, 2000 (except for Note 17, as to which the date is [to be defined], 2000), in the Registration Statement (Form S-1) and related Prospectus of Penson Worldwide, Inc. for the registration of 8,000,000 shares of its common stock.




Ernst & Young LLP
Dallas, Texas

The foregoing consent is in the form that will be signed upon the Company's formal commitment to discontinue certain operations as described in Note 17 to the consolidated financial statements.




/s/ Ernst & Young LLP
Dallas, Texas
October 18, 2000